As filed with the Securities and Exchange Commission on October 15, 2025.

Registration No. 333-268310

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT NO. 333-268310

UNDER

THE SECURITIES ACT OF 1933

Aris Water Solutions, Inc.

(Exact name of registrant as specified in its charter)

Delaware	87-1022110
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9651 Katy Freeway, Suite 400

Houston, Texas 77024

(832) 304-7003

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Christopher B. Dial

Senior Vice President, General Counsel and Secretary

Western Midstream Partners, LP

9950 Woodloch Forest Drive, Suite 2800

The Woodlands, Texas 77380

(346) 786-5000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Lande A. Spottswood

D. Alex Robertson

Jackson A. O’Maley

Vinson & Elkins L.L.P.

845 Texas Avenue, Suite 4700

Houston, Texas 77002

(713) 758-2222

(Name, address, including zip code, and telephone number, including area code, of agent for service)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

Aris Water Solutions, Inc., a Delaware corporation (the “Company”), is filing this post-effective amendment (this “Post-Effective Amendment”) to the Registration Statement on Form S-3 (No. 333-268310) which was filed by the Company with the Securities and Exchange Commission on November 10, 2022, registering (i) $250,000,000 aggregate principal amount of shares of the Company’s Class A common stock, par value $0.01 per share (“Class A Common Stock”), shares of the Company’s preferred stock, par value $0.01 per share, and debt securities and (ii) 31,252,560 shares of Class A Common Stock issuable upon redemption of units in Solaris Midstream Holdings, LLC, together with an equal number of shares of the Company’s Class B common stock, par value $0.01 per share (the “Registration Statement”), to deregister any and all securities registered but unsold or otherwise unissued under the Registration Statement as of the date hereof.

On October 15, 2025, pursuant to the transactions contemplated by the Agreement and Plan of Merger, dated as of August 6, 2025, by and among the Company, Aris Water Holdings, LLC, a Delaware limited liability company (“Aris OpCo”), Western Midstream Partners, LP, a Delaware limited partnership (“WES”), Arrakis OpCo Merger Sub LLC, a Delaware limited liability company and direct subsidiary of WES, Arrakis Holdings Inc., a Delaware corporation and direct subsidiary of WES (“Arrakis Holdings”), Arrakis Unit Merger Sub LLC, a Delaware limited liability company and direct subsidiary of WES, and Arrakis Cash Merger Sub LLC, a Delaware limited liability company and direct subsidiary of Arrakis Holdings, the Company and Aris OpCo became subsidiaries of WES through a series of mergers (the “Mergers”).

As a result of the completion of the Mergers, the Company has terminated all offerings of securities pursuant to the Registration Statement. In accordance with the undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offerings, the Company hereby removes from registration by means of this Post-Effective Amendment all of such securities registered but unsold under the Registration Statement as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities and the Company hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of The Woodlands, State of Texas, on October 15, 2025.

ARIS WATER SOLUTIONS, INC.

By:	/s/ Christopher B. Dial
Name: Christopher B. Dial
Title: Senior Vice President, General Counsel and Secretary

Note: No other person is required to sign this Post-Effective Amendment to Form S-3 Registration Statement in reliance on Rule 478 under the Securities Act of 1933, as amended.